Exhibit 99.3

Non-GAAP Supplemental Materials Reconciliation of Kyndryl Free Cash Flow and Modeled Free Cash Flow Year ended December 31, 2020 Net Cash from Operations per GAAP $0.6 Capital Expenditures, Net (0.9) Free Cash Flow ($0.3) New Commercial Pricing Arrangements and Contract Scope Changes* 0.5 Shared Services (Corporate Overhead)** 0.6 Kyndryl Modeled Free Cash Flow $0.7 $ in billions * Primarily reflects the impact of new commercial pricing arrangements that Kyndryl and IBM have entered into or will enter into prior to the Spin-Off applied to historical purchases of goods and services from IBM as well as the net impact of incremental customer contracts and services offerings being transferred to Kyndryl from IBM that were not historically managed by Kyndryl and specific customer contracts being retained by IBM. **Reflects the net reduction in costs for corporate overhead, primarily due to a flatter cost structure as Kyndryl becomes a stand-alone public entity. If Kyndryl decides to reduce resources or invest more heavily in certain areas in the future, that will be part of its discretionary future decisions and have not been included in this calculation. The above reconciles the non-GAAP financial information contained in the “IBM Announces Kyndryl Form 10 Filing Related to Separation” article which was posted to IBM’s Investor Relations website on September 28, 2021. For additional information on the use of these non-GAAP financial measures, see exhibit 99.2 included in the company’s form 8-K furnished with the SEC on September 28, 2021. 1

Non-GAAP Supplemental Materials Reconciliation of IBM Free Cash Flow and Modeled Free Cash Flow Year ended December 31, 2020 Net Cash from Operations per GAAP $18.2 Less: change in Global Financing (GF) Receivables 4.3 Capital Expenditures, Net (3.0) Free Cash Flow $10.8 Less: Kyndryl Modeled Free Cash Flow* 0.7 IBM Modeled Free Cash Flow ~$10 $ in billions *See slide 1 of this exhibit 99.3 for the reconciliation of Kyndryl modeled free cash flow to the most directly comparable GAAP measure. The above reconciles the non-GAAP financial information contained in the “IBM Announces Kyndryl Form 10 Filing Related to Separation” article which was posted to IBM’s Investor Relations website on September 28, 2021. For additional information on the use of these non-GAAP financial measures, see exhibit 99.2 included in the company’s form 8-K furnished with the SEC on September 28, 2021. 2